Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 3, 2006, accompanying the consolidated financial statements of Verso Technologies, Inc. and subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this Prospectus and Registration Statement. We consent to the incorporation by reference in the Prospectus and Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton, LLP

Atlanta, Georgia
July 12, 2007